Exhibit 99.1

April 11, 2025

Dear Shareholders,

The first quarter of 2025 has been a busy time as we continue evaluating opportunities for our bank, monitoring and preparing for potential uncertainty in the markets and broader economy and doing what we do best: serving others. Overall, it’s an exciting time for Wilson Bank & Trust as we continue to build momentum, expand our footprint, and enhance the services we provide to both our customers and communities. You, the shareholders, know well our dedication extends beyond banking. We strive to empower our communities with resources and knowledge.

One key initiative is our emphasis on financial literacy, especially during April’s Financial Literacy Awareness Month. Through events, campaigns, and partnerships with schools, we work to equip Tennesseans with essential financial skills that foster confidence and informed decision-making. As we reflect on the impact of these efforts, we are also proud to share the highlights of our first quarter of 2025 financial results:

•
Assets as of March 31, 2025 were $5.531 billion, representing an increase of $591.2 million, or 11.97%, from March 31, 2024.
•
Loans as of March 31, 2025 were $4.181 billion, representing an increase of $564.4 million, or 15.60%, from March 31, 2024.
•
Deposits as of March 31, 2025 were $4.961 billion, representing an increase of $513.6 million, or 11.55%, from March 31, 2024.
•
Total Shareholders’ Equity as of March 31, 2025 was $506.4 million, representing an increase of $70.8 million, or 16.26% from March 31, 2024.
•
Earnings Per Diluted Share for the first quarter of 2025 and 2024 were $1.37 and $1.08, respectively.

The latest price at which the Company’s common stock has been traded of which we are aware was $76.30 per share.

A major milestone for WBT this quarter was the opening of two new offices-our highly anticipated Century Farms location in Nashville and our full-service office in Chattanooga. Century Farms positions us in a rapidly growing area of Middle Tennessee, strengthening our ability to serve both personal and business banking customers. Meanwhile, our opening of a full-service office in Chattanooga marks an exciting new chapter for Wilson Bank & Trust, bringing our commitment to relationship banking to a new community with strong economic potential.

Additionally, this year marks a significant anniversary in the partnership between Wilson Bank & Trust and Raymond James. For 30 years, Wilson Bank Investment Services has provided trusted financial guidance, helping individuals, families, and businesses plan for their futures. Today, our dedicated team manages assets exceeding $1.7 billion—a reflection of their unwavering commitment to personalized wealth management solutions. I am proud of all those who have contributed to the success of our investment services division over the years. And in celebration of this milestone anniversary, we’re excited to share that a new chapter is on the horizon: we’ll soon be unveiling a refreshed brand identity, and going forward, our investment division will soon be known as WBT Wealth Management. Stay tuned for more details as we continue building on our legacy of trust and expertise.

Looking ahead, we invite you to join us for two important upcoming events:

•
Shareholder Meeting – Thursday, April 24, 2025, at 5 p.m. at the Clemons-Richerson Operations Center in Lebanon, TN. This is an opportunity to review the company’s progress and discuss our plans for the future.
•
Annual Shareholder Picnic – Tuesday, May 13, 2025, from 4:30 p.m. – 7:00 p.m. Fiddlers Grove at the Wilson County Fairgrounds. We are thrilled to announce that our special guest will be Academy of Country Music Award-winning artist Tracy Lawrence! This event is always a highlight of the year, bringing together our shareholders, employees, and community for an evening of music, fellowship, and appreciation.

We are proud of the progress made in the first quarter and remain focused on driving continued growth while staying true to our mission of serving our customers and communities. Thank you for your ongoing support and investment in Wilson Bank Holding Company.

Sincerely,
WILSON BANK HOLDING COMPANY

John McDearman, III Jimmy Comer
President/CEO Chairman